Exhibit 10.27

Project Agreement

THIS PROJECT AGREEMENT (“Project Agreement”) is entered into as of November, 2005, by and between Vitamin Shoppe Industries Inc., a New York corporation (“VSI”), and Renaissance Brands Ltd. (“Company”).

WHEREAS, VSI and Company have entered into that certain Professional Service Agreement dated October __, 2005 (the “PSA”), and wish to enter into a Project Agreement under the terms of the Professional Services Agreement.

NOW, THEREFORE, the parties further agree as follows:

1.1 Project Definition. The project (“Project”) to be performed under this Project Agreement is defined as: consulting services on marketing, advertising and messaging, including the enhancement of processes and the development of personnel. See attached Description of Services.

1.2 Project Procedure. The process for performing the Project is outlined on attached Description of Services.

1.3 Project Personnel. The number and type of Company’s personnel assigned to this project are: Douglas B. Fox.

1.4 Project Cost. The cost to VSI from Company for performing the Project is: $2,500 per day, not more than three (3) days per month as directed by the Chief Executive Officer or the Chief Operating Officer. Any third party expenses associated with the performance of the Project shall be submitted monthly and shall be reimbursed by VSI.

1.5 Project Term. The Project shall begin upon execution hereof and shall continue until terminated as provided in Section 4 of the PSA.

1.6 Deliverables. As set forth on Description of Services.

IN WITNESS WHEREOF, the parties have duly executed this Project Agreement by their respective authorized representatives.

Vitamin Shoppe Industries Inc.		Renaissance Brands Ltd.

By:	Thomas Tolworthy	By:	/s/ Douglas B. Fox
Name:	Thomas Tolworthy	Name:	Douglas B. Fox
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	November 2005	Date:	November 2005

Description of Services

1. Review and consult on strategic marketing direction.

a.	Become involved and participate in marketing direction with Ad agency.

b.	Provide perspective on the “Mia” campaign

c.	Company brand proposition, including pricing message and value proposition

2. Review and comment on monthly marketing initiatives

a.	Participate in monthly marketing review meeting

b.	Provide perspective on store communication

3. Provide perspective and insight into monthly merchandise initiatives

a.	Participate in monthly promotional planning meeting

b.	Proved monthly metric analysis direction

c.	Input for store communication, POP signage, and overall merchandise direction.

d.	Store presentation & planning guidance; building stronger ties from Merchandising decisions to execution

4. Provide guidance and coaching to Vice Presidents of Marketing, Merchandising, VS Brand

a.	Participate in monthly marketing/merchandising meetings

b.	Provide input to development and goal establishment

c.	Become an accessible expert resource, interacting with all members of VS team as appropriate

d.	Participate in Management Staff meetings when applicable agenda items are presented

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